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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 16, 2000, relating to the financial statements and financial highlights of MONY Series Fund, Inc., which appear in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP


Philadelphia, Pennsylvania


February 25, 2000